Exhibit 5.1

August 1, 2008

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, FL 33143

Re:          Registration Statement on Form S-1 of Interval Leisure Group, Inc

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of IAC/InterActiveCorp, a Delaware corporation (“IAC”). This opinion is being delivered in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), which relates to 68,780,505 shares of common stock (“Common Stock”), par value $.01 per share, of Interval Leisure Group, Inc.  (the “Company”), which will be issued (i) in connection with spin-off transaction, (ii) in respect of certain equity-based awards previously issued pursuant to IAC’s equity incentive plans that will be converted, in whole or in part, in connection with the spin-off into equity-based awards under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan (the “Stock and Annual Incentive Plan”), (iii) in respect of equity-based awards that may be granted from time to time following the spin-off pursuant to the Stock and Annual Incentive Plan and (iv) pursuant to the Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors (such IAC equity incentive plans, the Stock and Annual Incentive Plan and the Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors, the “Plans”).

In rendering this opinion, I have (i) examined such corporate records and other documents (including the Company’s charter and bylaws as currently in effect and the Registration Statement and the exhibits thereto), and have reviewed such matters of law, as I have deemed necessary or appropriate, (ii) assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate, and (iii) have further assumed that there will be no changes in applicable law between the date of this opinion and the dates on which the Securities are issued or sold pursuant to the Registration Statement.

The Company is a Delaware corporation, and while I am not engaged in the practice of law in the State of Delaware, I am generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquires as I considered necessary to render this opinion.  I am a member of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

Based on and subject to the foregoing, I am of the opinion that the Securities will be, upon issuance and delivery pursuant to the terms and conditions as set forth in the Registration Statement, legally issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorney who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Gregory R. Blatt
Executive Vice President, General
Counsel and Secretary of IAC/InterActiveCorp